Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2013 RESULTS

PLYMOUTH, MN November 5, 2013 – The Mosaic Company (NYSE: MOS) reported third quarter 2013 net earnings of $124 million, compared to $417 million for the same period a year ago. Earnings per diluted share were $0.29 in the quarter compared to $0.98 for the same period last year. Current quarter results included a $142 million, or $0.22 per share, negative impact of notable items, largely non-cash, primarily as a result of strategic decisions to divest assets or operations. Mosaic’s net sales in the third quarter were $1.9 billion, down from $2.6 billion for the same period last year, primarily driven by lower prices and lower North American sales volumes. Operating earnings during the quarter were $144 million, including $123 million in losses from write-down of assets, and were down from $644 million for the same period a year ago.

“Lower potash and phosphate prices, a late North American fall application season and cautious dealer behavior led to this quarter’s weaker results,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “We believe the current challenges in the environment in which we operate, for both phosphate and potash, are cyclical in nature and provide Mosaic opportunities to deploy capital, including shareholder distributions. The long-term outlook for Mosaic remains compelling.”

Cash flow provided by operating activities in the third quarter of 2013 was a negative $45 million compared to a positive $344 million in the prior year. For the four months ended September 30, 2013, cash flow from operations was $389 million due to significant collections of receivables in June 2013, the first month of the company’s current 7-month stub period. Higher working capital levels during the quarter, as a result of the late fall application season in North America, are expected to partially reverse in the fourth quarter. Capital expenditures totaled $333 million in the quarter. Mosaic’s total cash and cash equivalents were $3.3 billion and long-term debt was $1.0 billion as of September 30, 2013.

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Business Highlights – Third Quarter 2013

•	Mosaic made several portfolio optimization decisions during the quarter:

•	To sell the salt operation and close the potash mine located in Hersey, Michigan;

•	To exit underperforming Argentina and Chile distribution businesses and focus on growing the Company’s presence in Brazil.

•	Subsequent to the third quarter, Mosaic entered into an agreement to purchase phosphate assets from CF Industries, Inc., for $1.2 billion. Total consideration of $1.4 billion includes $200 million for asset retirement obligation escrow funds.

•	Mosaic also signed a long-term U.S. natural gas based ammonia contract with CF Industries, Inc., and will forego prior plans to construct an ammonia plant at Faustina, Louisiana.

•	Mosaic’s potash expansions continue to progress on time and on budget.

•	Mosaic signed the Shareholder Agreement with Ma’aden and SABIC to develop integrated phosphate production facilities in Saudi Arabia.

•	Mosaic achieved record quarterly production of MicroEssentials® of over 500,000 tonnes.

•	The Federal District Court in Jacksonville, Florida ruled in favor of Mosaic’s Altman permit litigation, which involved 2,200 acres of the Four Corners Mine.

•	Mosaic was recognized for voluntary reporting of its global greenhouse gas (CDP) footprint and CDP emissions reductions activity. Mosaic was also included in the 2013 CDP S&P 500 Climate Disclosure and Performance Leadership Indices. Mosaic is the first crop nutrition company recognized for inclusion in these indices.

Potash

Potash Results	3Q 2013 Actual	3Q 2013 Guidance
Average MOP selling price	$342	$330 to $340
Sales volume	1.38 million tonnes	1.45 to 1.65 million tonnes
Potash production	73% of operational capacity	Below 75% of operational capacity

“While we continue to expect a good, albeit late, North American fall application season, potash buyers are acting with a high degree of caution,” Prokopanko said. “Over the long term, however, economics will ultimately win: Supply and demand fundamentals will bring profitable growth to the industry, as very profitable farm economics and excellent crop nutrient affordability bode well for potash demand.”

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Net sales in the Potash segment totaled $523 million for the third quarter, down from $927 million during the same period last year as a result of lower domestic shipment volumes and lower realized prices. Gross margin was $184 million, or 35 percent of net sales, compared to $441 million, or 48 percent of net sales, a year ago. The year-over-year decrease in gross margin was driven by lower sales volumes, lower realized prices and higher depreciation expenses as expansion projects were brought on line. Partially offsetting these factors were lower brine management expenses, which were $48 million during the quarter, down from $68 million a year ago. Operating earnings were $92 million, compared to $398 million in the prior year, including $57 million of charges outlined in the notable items table at the end of the release.

The third quarter average MOP selling price, FOB mine, was $342 per tonne, down from $453 a year ago. The Potash segment’s total sales volumes for the third quarter were 1.4 million tonnes, compared to 1.8 million tonnes a year ago.

Potash production was 2.0 million tonnes, or 73 percent of operational capacity, up from 1.5 million tonnes, or 67 percent of operational capacity, for the same period a year ago as a result of an ongoing proving run at Esterhazy. Operational capacity increased from 9.3 to 10.7 million tonnes, year-over-year, primarily due to the reversion of a third-party tolling agreement.

Phosphates

Phosphates Results	3Q 2013 Actual	3Q 2013 Guidance
Average DAP selling price	$436	$430 to $440
Sales volume	2.7 million tonnes	2.6 to 2.7 million tonnes
Processed phosphate production	88% of operational capacity	Mid 80% range

“Our Phosphates business is also experiencing the impact of cautious distributor behavior,” Prokopanko said. “Despite near-term softness, we expect the phosphate market to be balanced over the medium term, underpinned by strong expected demand growth. Longer term, we continue to project constructive fundamentals, which bodes well for our recently announced acquisition and our investment in the Saudi Arabian joint venture.”

Net sales in the Phosphates segment were $1.4 billion for the third quarter, down 18 percent compared to last year, primarily driven by lower finished product prices. Gross margin was $193 million, or 14 percent of net sales, compared to $329 million, or 19 percent of net sales, for the same period a year ago. The year-over-year change reflects lower finished product prices, partially offset by lower ammonia and sulfur costs, as lower sales volumes during the quarter delayed the benefit of declining market prices of raw materials. Operating earnings were $58 million, down from $246 million the same period last year, including $75 million of charges outlined in the notable items table at the end of the release.

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The third quarter average DAP selling price, FOB plant, was $436 per tonne, compared to $533 a year ago. Phosphates segment total sales volumes were 2.7 million tonnes, down from 2.9 million tonnes a year ago due primarily to lower domestic sales.

Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 88 percent of operational capacity, roughly flat with the same period a year ago.

Other

SG&A expenses were $94 million for the third quarter, compared with $115 million last year driven by a decrease in incentive compensation and benefits combined with elimination of costs associated with last year’s implementation of a new human resources system. Other operating expenses were $26 million for the third calendar quarter, up from $16 million a year ago related to the settlement of certain mineral right interests.

Financial Guidance

“With excellent crop nutrient affordability, we anticipate strong demand in North America for the remainder of calendar 2013, while international demand, especially in India and China, remains less predictable,” Prokopanko said. “We expect pricing to remain challenging into 2014, followed by a cyclical reversion, as demand growth absorbs the additional supply of phosphate and potash. Mosaic is well positioned to take advantage of both the near term cyclical dislocation and the positive secular trends.”

Total sales volumes for the Potash segment are expected to range from 1.5 to 1.9 million tonnes for the fourth quarter of 2013, compared to 1.4 million tonnes last year. Mosaic’s average MOP selling price, FOB mine, for the fourth quarter of 2013 is estimated to range from $285 to $310 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the mid-20 percent range during the fourth quarter. The Potash segment operating rate is expected to be below 65 percent during the fourth quarter of 2013 with planned Esterhazy maintenance after the completion of a proving run.

Total sales volumes for the Phosphates segment are expected to range from 2.5 to 2.9 million tonnes for the fourth quarter of 2013, compared to 2.8 million tonnes last year. Mosaic’s average DAP selling price, FOB plant, for the fourth quarter of 2013 is estimated to range from $370 to $400 per tonne. Segment

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gross margin percentage in the fourth calendar quarter is estimated to be flat with the prior quarter, due primarily to lower selling prices offset by lower raw materials costs. The Company’s operating rate at its North American phosphate operations is expected to be approximately 80 percent of operational capacity during fourth quarter of 2013.

For the fourth quarter, Mosaic estimates:

•	SG&A expenses to range from $90 to $105 million

•	Canadian Resource Taxes and Royalties to range from $40 to $60 million

•	Brine managements costs of approximately $45 to $55 million

For the seven-month stub period, Mosaic continues to estimate:

•	An effective tax rate in the upper teens percent range, excluding any notable tax items

•	Capital expenditures and investments in the Saudi Arabian joint venture in the range of $900 million to $1.1 billion

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, November 5, 2013 at 9:00 a.m. EST to discuss third quarter 2013 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed acquisition of the Florida phosphate assets and certain related liabilities of CF Industries, Inc. (“CF”) and the ammonia supply agreements with CF; the benefits of the transactions with CF; future strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the proposed phosphate asset acquisition may be delayed or may not occur, including delays arising from any inability to obtain governmental approvals of the transaction on the proposed terms and schedule and the ability to satisfy other closing conditions; difficulties with realization of the benefits of the transactions with CF, including the risks that the acquired assets may not be integrated successfully or that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, regulatory agencies might not take, or might delay, actions with respect to

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permitting or regulatory enforcement matters that are necessary for Mosaic to fully realize the benefits of the transactions including replacement of CF’s escrowed financial assurance funds, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of our decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; the ability of the Northern Promise joint venture among Mosaic, Ma’aden and SABIC to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; adverse weather conditions affecting operations in Central Florida or the Mississippi River basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the liabilities Mosaic is assuming in the proposed phosphate assets acquisition; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the three months ended September 30, 2013, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.22:

Description	Segment	Line item	Amount (in millions)	Tax Effect (in millions)	EPS Impact (per share)
Hersey write-down of long lived assets	Potash	Loss on write down of assets	$48	$(17)	$0.07
Write-off of initial engineering costs for ammonia plant	Phosphates	Loss on write down of assets	25	(9)	0.04
Argentina write-down to fair value	Phosphates	Loss on write down of assets	50	—	0.12

Total Write Downs			123	(26)	0.23
Discrete tax items	Consolidated	Tax provision	—	(17)	(0.04)
Settlement of mineral interests	Potash	Other operating expense	9	(2)	0.02
Fees related to purchase of CF phosphate assets	Consolidated	Other operating expense	4	(1)	0.01
Foreign currency transaction loss	Consolidated	Foreign currency transaction loss	30	(6)	0.05
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	(23)	5	(0.05)
Unrealized (gain) loss on derivatives	Phosphates	Cost of goods sold	(1)	—	—

Total Notable Items			$142	$(47)	$0.22

For the three months ended September 30, 2012, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.01:

Description	Segment	Line item	Amount (in millions)	Tax Effect (in millions)	EPS Impact (per share)
Write off of equipment	Phosphates	Other operating expense	$7	$(3)	$0.01
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	(25)	8	(0.04)
Foreign currency transaction loss	Consolidated	Foreign currency transaction loss	27	(10)	0.04

Total Notable Items			$9	$(5)	$0.01

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	September 30,
	2013	2012
Net sales	$1,908.7	$2,645.7
Cost of goods sold	1,521.8	1,871.1

Gross margin	386.9	774.6
Selling, general and administrative expenses	94.4	114.8
Loss on write down of assets	122.8	—
Other operating expense	25.6	16.1

Operating earnings	144.1	643.7
Interest income, net	1.8	5.1
Foreign currency transaction loss	(29.6)	(27.3)
Other income (expense)	0.4	(0.6)

Earnings from consolidated companies before income taxes	116.7	620.9
(Benefit from) provision for income taxes	(6.6)	189.0

Earnings from consolidated companies	123.3	431.9
Equity in net earnings (loss) of nonconsolidated companies	2.5	(12.9)

Net earnings including noncontrolling interests	125.8	419.0
Less: Net earnings attributable to noncontrolling interests	1.4	1.6

Net earnings attributable to Mosaic	$124.4	$417.4

Basic net earnings per share attributable to Mosaic	$0.29	$0.98

Diluted net earnings per share attributable to Mosaic	$0.29	$0.98

Basic weighted average number of shares outstanding	425.9	425.6
Diluted weighted average number of shares outstanding	427.1	426.8

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Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2013	May 31, 2013
Assets
Current assets:
Cash and cash equivalents	$3,338.6	$3,697.1
Receivables, net	478.7	1,015.7
Inventories	1,495.0	1,557.3
Deferred income taxes	81.2	75.7
Other current assets	897.8	534.7

Total current assets	6,291.3	6,880.5
Property, plant and equipment, net of accumulated depreciation of $3,916.8 million and $3,760.8 million, respectively	8,513.0	8,486.8
Investments in nonconsolidated companies	562.1	431.5
Goodwill	1,833.2	1,844.6
Deferred income taxes	212.5	212.7
Other assets	244.5	229.9

Total assets	$17,656.6	$18,086.0

Liabilities and Equity
Current liabilities:
Short-term debt	$14.5	$68.7
Current maturities of long-term debt	0.8	0.9
Accounts payable	611.7	763.1
Accrued liabilities	588.7	845.1
Deferred income taxes	86.6	87.1

Total current liabilities	1,302.3	1,764.9
Long-term debt, less current maturities	1,011.5	1,009.6
Deferred income taxes	960.9	961.4
Other noncurrent liabilities	830.8	907.2
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2013 and May 31, 2013	—	—
Class A common stock, $0.01 par value, 254,300,000 shares authorized, 150,059,772 shares issued and 128,759,772 shares outstanding as of September 30, 2013 and May 31, 2013	1.3	1.3
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of September 30, 2013 and May 31, 2013	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 309,245,292 shares issued and 297,206,830 shares outstanding as of September 30, 2013, 308,749,067 shares issued and 296,710,605 shares outstanding as of May 31, 2013	3.0	3.0
Capital in excess of par value	1,507.8	1,491.3
Retained earnings	11,707.6	11,603.4
Accumulated other comprehensive income	312.9	326.4

Total Mosaic stockholders’ equity	13,532.6	13,425.4
Noncontrolling interests	18.5	17.5

Total equity	13,551.1	13,442.9

Total liabilities and equity	$17,656.6	$18,086.0

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Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	September 30,	September 30,
	2013	2012
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$125.8	$419.0
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	166.1	140.6
Deferred income taxes	—	0.3
Equity in net earnings of nonconsolidated companies, net of dividends	7.0	31.0
Accretion expense for asset retirement obligations	9.9	7.1
Share-based compensation expense	14.1	17.7
Loss on write-down of assets	122.8	—
Unrealized (gain) on derivatives	(40.7)	(52.5)
Other	(3.1)	(1.4)
Changes in assets and liabilities:
Receivables, net	131.7	(81.0)
Inventories	(2.5)	(213.1)
Other current and noncurrent assets	(167.8)	29.6
Accounts payable	(104.1)	128.3
Accrued liabilities and income taxes	(221.0)	(108.0)
Other noncurrent liabilities	(83.2)	26.2

Net cash (used in) provided by operating activities	(45.0)	343.8
Cash Flows from Investing Activities:
Capital expenditures	(332.5)	(384.6)
Restricted cash	—	7.8
Investments in nonconsolidated companies	(134.5)	—
Other	1.3	1.3

Net cash used in investing activities	(465.7)	(375.5)
Cash Flows from Financing Activities:
Payments of short-term debt	(42.9)	(5.4)
Proceeds from issuance of short-term debt	57.2	10.3
Payments of long-term debt	(0.7)	(0.2)
Proceeds from issuance of long-term debt	2.7	(0.1)
Proceeds from stock option exercises	0.5	(1.7)
Dividends	(106.8)	(106.6)
Other	0.5	0.8

Net cash used in financing activities	(89.5)	(102.9)
Effect of exchange rate changes on cash	23.3	26.9

Net change in cash and cash equivalents	(576.9)	(107.7)
Cash and cash equivalents—June 30	3,915.5	3,656.2

Cash and cash equivalents—September 30	$3,338.6	$3,548.5

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized of $12.1 and $12.8 as of September 30, 2013 and 2012, respectively)	$—	$—
Income taxes (net of refunds)	—	130.4

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Selected Non-GAAP Financial Measures and Reconciliations

The Mosaic Company	(unaudited)

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended
	September 30
	2013	2012
Sales	$523.2	$927.1
Gross margin	184.4	440.9
Canadian resource taxes	30.8	66.1
Canadian royalties	10.5	11.5

Gross margin, excluding Canadian resource taxes and royalties (CRT)	$225.7	$518.5

Gross margin percentage, excluding CRT	43.1%	55.9%

The Company’s margins are further reduced by the impact of a third party tolling agreement.

The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

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